September 12, 2013
Itron Restructure FAQ

Q: What did Itron disclose today?
Itron disclosed a plan to restructure our operations. We expect the plan to yield net annualized cost savings of approximately $30 million when fully realized. As part of the plan, Itron estimates a pre-tax restructuring charge of $30-$35 million, to be recorded in Q3 2013. Of the estimated charge, approximately 95% will be cash expenses, primarily for severance, and 5% will be non-cash, facility-related charges.

Q: Why is Itron restructuring?
Itron is restructuring to lower its costs and further align its operations in a changing marketplace. The plan disclosed today continues Itron’s ongoing focus on improving profitability and increasing efficiencies.

Q: How are you planning to implement the changes?
The plan includes reducing headcount across all parts of the organization and closure or consolidation of several facilities. This is a global plan and the workforce impact will be across all geographies, business lines and corporate services to improve our operations, efficiencies and profitability.

Q: How many employees will be impacted?
As part of the plan, Itron expects a reduction of 750 positions (which includes regular full time employees and contractors) or approximately 9% of Itron’s global workforce.

Q: What is the timing of the restructure?
Reduction activities are already underway, and approximately 60% will be completed by the end of 2013. Substantially all of the activities will be completed by June 2014. While some of these actions are already underway, others involve negotiations with certain labor unions and works councils and may take longer.

Q: Is the company changing its business model or geographic presence?
The restructure will allow the company to shift to more efficient business processes by concentrating Itron’s efforts on our core business and reducing investment in non-core functions.

Itron, Inc. Investor contacts:
Barbara Doyle, Vice President – Investor Relations (509) 891-3443
Marni Pilcher, Director – Investor Relations (509) 891-3847
http://investors.itron.com/